EXHIBIT 99.1

Lowell Farms Announces Sale Leaseback Transaction for Processing Facility

SALINAS, Calif., May 23, 2023 (GLOBE NEWSWIRE) -- Lowell Farms Inc. (“Lowell Farms'' or the “Company”) (CSE:LOWL; OTCQX:LOWLF), a leading, vertically-integrated, California-based cannabis company, announces the closing of sale leaseback transaction with New Wilston Associates, LLC (the “Buyer”) pursuant to which Lowell SR LLC, a subsidiary of the Company, has sold its drying and midstream processing facility in Monterey County California (the “Facility”) for aggregate consideration of US$19.4 million, including the Buyer’s assumption of the existing mortgage on the Facility.

Concurrent with the closing of the sale, Lowell SR LLC entered into a 10-year lease agreement with the Buyer for the Facility. The Company will continue its permitted cannabis drying and processing at the Facility, as it has since it acquired the Facility in 2021. The Facility is a 10 acre, approximately 40,000 square feet facility which the Company utilizes for cultivation and processing of the Company’s cultivation and third-party partners. The Company purchased the Facility in June 2021, for an aggregate purchase price of US$19.2 million.

“The sale leaseback is just one part of our ongoing restructuring efforts to implement cost cutting measures and drive efficiencies in order to best position the Company to drive value for our shareholders,” says Lowell Farms’ Chairperson of the Board, Ann Lawrence.

“As previously announced on March 15, 2023, the Company entered into a letter of intent with the Company’s existing noteholders to sell certain intellectual property assets in exchange for the forgiveness of indebtedness, and while we had anticipated closing by May 15, we now expect the transaction to close by the end of this quarter.”

Total consideration received includes the assignment of the outstanding principal balance on the mortgage, accrued but not yet paid interest, and other accrued liabilities totaling US$10.3 million. The Company valued the real property and capitalized assets at approximately US$15.9 million and expects to recognize a gain of approximately US$3.5 million after closing and other transaction related costs.

ABOUT LOWELL FARMS INC.
Lowell Farms Inc. (CSE:LOWL; OTCQX:LOWLF) (the “Company”) is a California-based cannabis company with advanced production capabilities supporting every step of the supply chain, including cultivation, extraction, manufacturing, brand sales, marketing, and distribution. Lowell Farms grows artisan craft cannabis with a deep love and respect for the plant, and prides itself on using sustainable materials – from seed to sale – to produce an extensive portfolio of award-winning originals, including Lowell Herb Co, House Weed, MOON, and Kaizen, for licensed retailers statewide.

Lowell Farms Inc. Media Contact
pr@lowellfarms.com

Lowell Farms Inc. Investor Relations Contact
Bill Mitoulas
416.479.9547
ir@lowellfarms.com

Lowell Farms Inc. Company Contact
Mark Ainsworth
408.605.2774
ir@lowellfarms.com

Forward-Looking Information and Statements
This news release contains certain "forward-looking information" within the meaning of applicable Canadian securities legislation and may also contain statements that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking information and forward-looking statements are not representative of historical facts or information or current conditions, but instead represent only the Company’s beliefs regarding future events, plans or objectives, many of which, by their nature, are inherently uncertain and outside of the Company’s control. Generally, such forward-looking information or forward-looking statements can be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or may contain statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "will continue", "will occur" or "will be achieved.” The forward-looking statements contained herein include statements related to the closing of the sale-leaseback transaction. There can be no assurance that such forward-looking information and statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such forward-looking information and statements. This forward-looking information and statements reflect the Company’s current beliefs and are based on information currently available to the Company and on assumptions the Company believes are reasonable.

Forward-looking information is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking information. Such risks and other factors may include, but are not limited to: the available funds of the Company and the anticipated use of such funds; potential litigation against the Company or any of its directors and officers; general business, economic, competitive, political and social uncertainties; general capital market conditions and market prices for securities; operating and development costs; competition; changes in legislation or regulations affecting the Company; favorable production levels and outputs; the stability of pricing of cannabis products; the level of demand for cannabis product; the availability of third-party service providers and other inputs for the Company’s operations; lack of qualified, skilled labor or loss of key individuals; and risks and delays resulting from the COVID-19 pandemic. A description of additional assumptions used to develop such forward-looking information and a description of additional risk factors that may cause actual results to differ materially from forward-looking information can be found in the Company’s disclosure documents, such as the Company’s annual information form filed on the SEDAR website at www.sedar.com and the Company's Form 10-K for the fiscal year ended December 31, 2022 and the Company’s Form 10-Q for the quarterly period ended March 31, 2023 filed on the SEC website at www.sec.com. Although the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. Readers are cautioned that the foregoing list of factors is not exhaustive. Readers are further cautioned not to place undue reliance on forward-looking information as there can be no assurance that the plans, intentions or expectations upon which they are placed will occur. Forward-looking information contained in this news release is expressly qualified by this cautionary statement.

The forward-looking information contained in this news release represents the expectations of the Company as of the date of this news release and, accordingly, is subject to change after such date. However, the Company expressly disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities law.

Neither the Canadian Securities Exchange nor its Regulation Service Provider has reviewed, or accepts responsibility for the adequacy or accuracy of, the content of this news release.